CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-3 (“Registration Statement”) of our reports dated April 17, 2020 relating to the financial statements of the subaccounts listed in Appendix A of The Prudential Variable Contract Account-24 and The Prudential Variable Contract Account-11, which appear in this Registration Statement. We also consent to the use in this Registration Statement of our report dated April 7, 2020 relating to the statutory financial statements of The Prudential Insurance Company of America, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 17, 2020

Appendix A

•	Prudential Equity Portfolio (Class I)
•	Prudential Diversified Bond Portfolio
•	Prudential Flexible Managed Portfolio
•	Prudential Conservative Balanced Portfolio
•	Prudential Stock Index Portfolio
•	Prudential Global Portfolio
•	Prudential Government Income Portfolio
•	Prudential Government Money Market Portfolio

Consent of Independent Registered Public Accounting Firm

The Committee

The Prudential Variable Contract Account-10:

We consent to the use of our report, dated February 19, 2020, with respect to the financial statements and financial highlights of Prudential’s Variable Contract Account-10, as of December 31, 2019, and for the years presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights and Accumulation Unit Values” in the prospectus and “Financial Statements” in the statement of additional information.

New York, New York

April 17, 2020